Exhibit (b)(x)

This TERMINATION AGREEMENT TO MANAGEMENT SERVICES AGREEMENT is made to be effective as of December 31, 2010 (the “Termination Date”), between AT&T MEXICO, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, U.S.A., and permanent establishment in the United Mexican States under the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cuauhtémoc, 06599 Mexico City (hereinafter “AT&T MEXICO”) and TELÉFONOS DE MÉXICO, S.A.B DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business at Parque Via 198-10th floor, Colonia Cuauhtémoc, 06599 Mexico City (hereinafter “TELMEX”), (each a “Party” and , collectively the “Parties”).

WITNESSETH:

WHEREAS, AT&T MEXICO and TELMEX entered into that certain Management Services Agreement dated January 2, 2001 (as amended, the “MSA”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the MSA; and

WHEREAS, the Parties acknowledge that any future work provided by AT&T MEXICO relating to TELMEX of a nature that was within the scope of the MSA may instead be governed by the terms and conditions of the Management Services Agreement between AT&T MEXICO and América Móvil, S.A.B. de C.V. dated as of February 27, 2002, as amended (the “AMX MSA”) (it being understood that TELMEX is now an América Móvil Subsidiary, as that term is defined in the AMX MSA); and

WHEREAS, AT&T MEXICO AND TELMEX desire to terminate the MSA, as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter se forth, the Parties hereto hereby agree as follows:

1. Termination of the MSA. Effective upon the Termination Date, the MSA is hereby terminated; provided, however, that the confidentiality obligations and those other obligations under the MSA which by their nature or as specifically provided for in the MSA would continue beyond such termination shall survive such termination.

2. Counterparts. This Termination Agreement may be executed in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of Mexico City, without respect to its conflicts of law principles.

IN WITNESS WHEREOF, each of the Parties has caused this Termination Agreement to be signed and delivered by its duly authorized officer as of the date first above written.

AT&T MEXICO, INC.		TELÉFONOS DE MEXICO, S.A.B. DE C.V.

By:	Michael Bowling	By:	Hector Slim Seade
President AT&T MEXICO, INC.		Director General